Contacts:           Derek Heins
                    Assistant Secretary and Controller
                    (313) 455-5450
                    -or-
                    James P. Prout
                    Taylor Rafferty Associates
                    (212) 889-4350

ROFIN-SINAR ANNOUNCES RECORD YEAR-END AND STRONG FOURTH
QUARTER RESULTS; SALES FOR THE YEAR RISE 25%; EARNINGS PER SHARE
INCREASE 127%

Plymouth, MI / Hamburg, Germany, November 12, 1996 -- Rofin-Sinar Technologies, Inc. (NASDAQ: RSTI) today announced strong results for its fourth quarter and record year-end figures for the period ending September 30, 1996. These results are Rofin-Sinar's first as a publicly traded company following the completion of its initial public offering of 11,500,000 shares of common stock at $9.50 per share on September 30, 1996.

Financial Highlights
(in thousands, except per share data)


                                      Three months            %          Twelve months       % Chg.
                                          ended             Chg.             ended
                               ---------------------------         --------------------------
                               9/30/96      9/30/95                9/30/96      9/30/95
                               ---------------------------         --------------------------
Net Sales                      $32,531      $27.006       +20.5    $115,903     $92,466      +25.3

Net Income                       1,551        1,449        +7.0       7,289       3,213     +126.9

Pro forma earnings
     per share                   $0.18        $0.17        +5.9       $0.84       $0.37     +127.0


The pro forma earnings per share calculation is based on the weighted average shares outstanding for each period presented which was 8,639,437 and 8,631,578 for the years ended September 30, 1996 and 1995, respectively.

Supplemental pro forma earnings per share and supplemental pro forma net income calculation for the three month and twelve month periods are based on 11,500,000 shares outstanding and adjusted with supplemental pro forma interest income for the net proceeds as though the transaction occurred on October 1, 1994.


                                      Three months            %          Twelve months       % Chg.
Supplemental                              ended             Chg.             ended
                               ---------------------------         --------------------------
Pro Forma                      9/30/96      9/30/95                9/30/96      9/30/95
                               ---------------------------         --------------------------
Net Income                     $1,785       $1,619                 $8,076       $3,881

Earnings per share              $0.15        $0.14         +7.1     $0.70        $0.34        +105.9


Commenting on the results, Dr. Peter Wirth, Chairman and CEO of Rofin-Sinar said: "We are extremely pleased with our fourth quarter and fiscal 1996 results. These results reflect the successful implementation of our current business strategy. We continue to experience strong demand across our product range, particularly for laser marking applications and for our new diffusion cooled CO2-Slab laser. The public offering created a very strong financial position for us, enabling us to pursue new opportunities in the future."

FINANCIAL REVIEW
1996 Full Year

For the fiscal year ended September 30, 1996, net sales totaled $115.9 million, an increase of 25.3% over $92.5 million in fiscal year 1995. Gross profit for the year rose to $43.8 million from $35.3 million in 1995, a 24.2% increase. For fiscal year 1996, net income increased 126.9% to $7.3 million. Supplemental pro forma earnings per share equaled $0.70 based upon 11.5 million common shares outstanding following the initial public offering.

Net sales of cutting and welding laser products increased by 20.8% to $83.9 million, while net sales of lasers for marking increased even faster, growing by 39.1% to $32. million. For the year net sales for cutting and welding products accounted for 72.4% (1995: 75%) and for marking 27.6% (1995: 25%). This change is a result of the strong demand for laser marking of electronic components in South East Asia and the increase in shipments of label marking systems to the automotive industry.

On a geographical basis, Rofin-Sinar's largest single market was North America where net sales totaled $39.9 million (1995: $31.6 million) which is a 26.2% increase. In Europe/Asia, net sales increased by 24.9% to $76 million from $60.9 million in 1995.

For Rofin-Sinar's three principal industrial markets, machine tools industry customers accounted for 31% of 1996 total sales (1995: 36%), automotive accounted for 27% (1995: 23%) and semiconductors and electronics accounted for 15% (1995: 13%). The balance of sales is attributable to a wide variety of other industries.

Based on a headcount of 453 at September 30, 1996, net sales per employee rose by 12.8% to $256,000 from $227,000 in fiscal 1995, as a result of the continuing efforts to increase productivity.

Research and development expenditures grew to $9.3 million, or 8.1% of net sales.

Order backlog on September 30, 1996 totaled $35.9 million, 35.5% increase over backlog at the end of fiscal 1995.

Fourth Quarter

For the three months ended September 30, 1996, net sales totaled $32.5 million, an increase of 20.5% over net sales in the fourth quarter last year.

Gross profit for the fourth quarter rose to $11.9 million from $10.3 million in the fourth quarter last year, a 15.5% increase. For the fourth quarter of fiscal 1996, net income increased to $1.6 million, or 7.0%, from $1.5 million last year. Supplemental pro forma earnings per share were $0.15 on 11,500,000 shares outstanding after the initial public offering.

By product line, net sales of lasers for cutting and welding increased 34.2% to $24 million. Net sales for laser marking product were $8.5 million, 6.7% lower than the fourth quarter last year. Fourth quarter 1995 net sales of laser markers represented an overproportional (approximately 40%) portion of annual marker revenue.

Geographically, net sales in the fourth quarter were as follows: North America $12.5 million, up 20.8% versus the comparable quarter last year; Europe/Asia $20.0 million, up 20.2%.

R&D spending was $3.5 million. In the fourth quarter 1995, R&D expenses were below average due to higher government grants; while in the fourth quarter R&D expenses included a special expense of $0.95 million for the diode pumped solid state laser program.

1996 OPERATIONAL HIGHLIGHTS

There were a number of key operational and organizational developments during 1996, including:

o the Group's successful initial public offering in September 1996, during which 11.5 million shares were placed in the international capital markets. The shares now trade on the NASDAQ NMS system;

o introduction of new products; a 2.5 kilowatt diffusion cooled CO2-Slab laser, a 2.5 kilowatt Nd:YAG laser and 50 Watt Nd:YAG laser especially designed for welding dental components. Each of these products present new opportunities for the Company in the coming years;

o completion of an exclusive contract with the Fraunhofer Institute for Laser Technology in Aachen to develop multi-kilowatt diode pumped solid state lasers for industrial material processing;

o expansion into new markets with the opening of a sales and application center in Tempe, Arizona, specially dedicated to the laser marking business, and a service office in Hong Kong.

RSTI, headquartered in Plymouth, MI, with production facilities in US, Germany and Japan designs, develops, engineers, and manufactures industrial laser products for cutting, welding and marking a wide range of materials.

                                      # # #

                               (Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF EARNINGS

                                     Three months
                                        ended                 Year-ended
                              ---------------------     ----------------------
                              9/30/96      9/30/95        9/30/96      9/30/95
                              ------------------------------------------------
                                         (in thousands except per share data)
                              ------------------------------------------------
- Cutting/Welding             $  24,054   $  17,923      $  83,884    $  69,442
- Marking                         8,477       9,083         32,019       23,024
Net sales                        32,531      27,006        115,903       92,466

Cost of goods sold               20,630      16,687         72,096       57,162
                              ---------   ---------      ---------    ---------

Gross profit                     11,901      10,319         43,807       35,304
Selling, general, and
    administrative expenses       6,024       6,139         21,245       20,673
Research and development
    expenses                      3,485         816          9,335        6,719
                              ---------   ---------      ---------    ---------

Income from operations            2,392       3,364         13,227        7,912
Net interest expense                220         325          1,010        1,272
Other expenses (income)              19         263            (28)         375
                              ---------   ---------      ---------    ---------

Income before income taxes        2,153       2,776         12,245        6,265
Income tax expenses                 602       1,327          4,956        3,052
                              ---------   ---------      ---------    ---------

Net income                        1,551       1,449          7,289        3,213
                              =========   =========      =========    =========

Pro forma net income per
   common share               $    0.18   $    0.17      $    0.84    $    0.37

The pro forma net income per share calculation is based on the weighted average shares outstanding for each period presented which was 8.639,437 and 8,631,578 for the years ended September 30,1996 and 1995, respectively

Supplemental pro forma net
   income per common
   share                          $0.15       $0.14         $0.70         $0.34

Supplemental pro forma earnings per share calculation for the three month and twelve month periods are based on 11,500,000 shares outstanding and adjusted with supplemental pro forma interest income for the net proceeds.

ROFIN-SINAR TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEET

                                                                At         At
                                                             9/30/96     9/30/95
                                                             -------     -------
(in thousands
ASSETS
     Cash                                                    $ 34,869   $    691
     Trade accounts receivable, net                            31,235     25,152
     Inventories net                                           34,352     28,169
     Other current assets                                       6,752      8,062
                                                             --------   --------
           Total current asset                                107,208     62,074
                                                             --------   --------
     Net Property and equipment                                24,735     27,115
     Other non-current assets                                   1,108      1,806
           Total non-current assets                            25,843     28,921
                                                             --------   --------

     Total asset                                             $133,051   $ 90,995
                                                             ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Short-term debt                                           24,453     28,805
     Accounts payable, trade                                    5,508      5,640
     Other current liabilities                                 20,971     13,099
                                                             --------   --------
           Total current liabilities                           50,932     47,544
                                                             --------   --------
     Other non-current liabilities                              3,011      3,778
                                                             --------   --------
           Total liabilities                                   53,943     51,322
                                                             --------   --------

           Net stockholders' equity                            79,108     39,673
                                                             --------   --------

           Total liabilities and stockholders' equity        $133,051   $ 90,995
                                                             ========   ========



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